Exhibit 99.1

811 Louisiana, Suite 2100

Houston, TX 77002

713.584.1000

Targa Resources Corp. Reports First Quarter 2021 Financial Results

and Increases 2021 Financial Outlook

HOUSTON – May 6, 2021 - Targa Resources Corp. (NYSE: TRGP) (“TRC”, the “Company” or “Targa”) today reported first quarter 2021 results.

First Quarter 2021 Financial Results

First quarter 2021 net income attributable to Targa Resources Corp. was $146.4 million compared to a net loss of ($1,737.8) million for the first quarter of 2020. The net loss in the first quarter of 2020 was primarily related to the non-cash pre-tax impairment loss of $2,442.8 million associated with the Company’s long-lived assets.

The Company reported adjusted earnings before interest, income taxes, depreciation and amortization, and other non-cash items (“Adjusted EBITDA”) of $515.7 million for the first quarter of 2021 compared to $428.1 million for the first quarter of 2020 (see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA, distributable cash flow, free cash flow, gross margin and operating margin, and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”)).

On April 15, 2021, TRC declared a quarterly dividend of $0.10 per share of its common stock for the three months ended March 31, 2021, or $0.40 per share on an annualized basis. Total cash dividends of approximately $23.3 million will be paid on May 14, 2021 on all outstanding shares of common stock to holders of record as of the close of business on April 30, 2021. Also, on April 15, 2021, TRC declared a quarterly cash dividend of $23.75 per share of its Series A Preferred Stock. Total cash dividends of approximately $21.8 million will be paid on May 13, 2021 on all outstanding shares of Series A Preferred Stock to holders of record as of the close of business on April 30, 2021.

The Company reported distributable cash flow and free cash flow before dividends for the first quarter of 2021 of $397.4 million and $336.4 million, respectively.

First Quarter 2021 - Sequential Quarter over Quarter Commentary

Targa reported first quarter 2021 Adjusted EBITDA of $515.7 million, representing an 18 percent increase over the fourth quarter 2020. The sequential increase in Adjusted EBITDA was primarily attributable to an aggregate benefit recognized from the severe winter storm in February 2021, lower operating and general and administrative expenses, and higher realized commodity prices. Targa estimates an aggregate benefit of approximately $30 million from the winter storm during the first quarter of 2021, which impacted both the Company’s Gathering and Processing (“G&P”) and Logistics and Transportation (“L&T”) segments. As previously disclosed, over a ten day period around the winter storm, Targa experienced on average an approximately 50 percent reduction across both its G&P and L&T system volumes. Overall system volumes quickly rebounded and returned to pre-storm levels later in the first quarter. In the G&P segment, the gross margin impact from the short-term operational disruption and impacts associated with the winter storm was offset by storm related benefits and higher realized commodity prices. The sequential increase in L&T segment gross margin was primarily due to higher marketing margin, partially offset by the short-term operational disruption and impacts associated with the winter storm. Lower sequential operating expenses were attributable to certain one-time maintenance expenses including hurricane damage repairs and integrity spending during the fourth quarter, while lower general and administrative expenses were largely attributable to higher compensation and legal costs recognized during the fourth quarter.

Beginning in the first quarter of 2021, Targa is reporting certain fuel and power costs previously included in Operating Expenses in Product Purchases and Fuel to better reflect the direct relationship of these costs to Targa’s revenue-generating activities and align with Targa’s evaluation of the performance of the business. Prior periods have been updated to reflect this change. For the G&P segment, the retrospective gross margin and operating expenses for the three months ended December 31, 2020 were $380.0 million and $116.1 million, respectively.  For the L&T segment, the retrospective gross margin and operating expenses for the three months ended December 31, 2020 were $399.2 million and $77.2 million, respectively.

Capitalization and Liquidity

The Company’s total consolidated debt as of March 31, 2021 was $7,372.7 million including $75.0 million outstanding under TRC’s $670.0 million senior secured revolving credit facility (the “TRC Revolver”). The consolidated debt included $7,297.7 million of Targa Resources Partners LP’s (“TRP” or the “Partnership”) debt, net of $50.8 million of debt issuance costs, with $270.0 million outstanding under TRP’s accounts receivable securitization facility, $7,049.6 million of outstanding TRP senior notes, net of unamortized premiums, and $28.9 million of finance lease liabilities.

Total consolidated liquidity as of March 31, 2021, was approximately $3.0 billion, and included $248.5 million of cash and $80.0 million available under the TRP accounts receivable securitization facility. As of March 31, 2021, TRC had available borrowing capacity under the TRC Revolver of $595.0 million. TRP had no borrowings and $101.9 million in letters of credit outstanding under its $2.2 billion senior secured revolving credit facility (the “TRP Revolver”), resulting in available senior secured revolving credit facility capacity of $2,098.1 million.

During the first quarter of 2021, Targa utilized free cash flow after dividends to reduce debt by approximately $383.0 million since December 31, 2020 and ended the first quarter with a consolidated leverage ratio of approximately 4.3 times.

Financing Update

In February 2021, the Partnership issued $1.0 billion aggregate principal amount of 4% Senior Notes due 2032, resulting in net proceeds of approximately $991 million. The 4% Senior Notes due 2032 have substantially similar terms and covenants as the Partnership’s other series of Senior Notes. A portion of the net proceeds from the issuance were used to fund the concurrent cash tender offer (the “February Tender Offer”) and subsequent redemption payment for the Partnership’s 5⅛% Senior Notes due 2025 (the “5⅛% Notes”), with the remainder used for repayment of borrowings under the TRP Revolver and TRC Revolver. As a result of the February Tender Offer and the subsequent redemption of the 5⅛% Notes, the Company recorded a loss due to debt extinguishment of $14.9 million comprised of $12.5 million of premiums paid and a write-off of $2.4 million of debt issuance costs.

Additionally, in February 2021, Targa Pipeline Partners LP (“TPL”) redeemed all of the outstanding TPL 4¾% Senior Notes due 2021 and TPL 5⅞% Senior Notes due 2023 (collectively, the “TPL Notes”) with available liquidity under the TRP Revolver. As a result of the redemptions of the TPL Notes, the Company recorded a gain due to debt extinguishment of $0.2 million comprised of a write-off of $0.2 million of debt issuance premiums.

On April 1, 2021, the Partnership issued a notice of redemption to redeem all of the outstanding 4¼% Senior Notes due 2023 on May 17, 2021.

2021 Updated Financial Expectations

For full year 2021, taking into consideration Targa’s first quarter performance (including the $30 million of aggregate benefit related to the winter storm), strong business performance and continued focused around cost management, coupled with a stronger estimated commodity price outlook for the balance of 2021, Targa is increasing its estimated full year Adjusted EBITDA to be between $1,800 million and $1,900 million. Targa now estimates its year end 2021 consolidated leverage ratio to be around 4.0 times. Targa’s updated full year 2021 Adjusted EBITDA outlook assumes natural gas liquids (“NGL”) composite barrel prices average $0.60 per gallon, crude oil prices average $60 per barrel and Henry Hub and Waha natural gas prices average $2.75 and $2.65 per million British Thermal Units (“MMbtu”) for the year. Targa’s previously disclosed operational estimates across its G&P and L&T businesses for full year 2021 remain unchanged. Targa’s estimate for 2021 net growth capital expenditures remains unchanged at between $350 million and $450 million, based on announced projects and other identified spending, with approximately $61.0 million of net growth capital expenditures through the first quarter of 2021. The net maintenance capital expenditures estimate for 2021 also remains unchanged at approximately $130 million.

An earnings supplement presentation and an updated investor presentation are available under Events and Presentations in the Investors section of the Company’s website at www.targaresources.com/investors/events.

Conference Call

The Company will host a conference call for the investment community at 11:00 a.m. Eastern time (10:00 a.m. Central time) on May 6, 2021 to discuss its first quarter results. The conference call can be accessed via webcast under Events and Presentations in the Investors section of the Company’s website at www.targaresources.com/investors/events, or by going directly to https://edge.media-server.com/mmc/p/ngbe9qg5. A webcast replay will be available at the link above approximately two hours after the conclusion of the event.

Targa Resources Corp. – Consolidated Financial Results of Operations

	Three Months Ended March 31,
	2021	2020	2021 vs. 2020
	(In millions)
Revenues:
Sales of commodities	$3,367.7	$1,779.7	$1,588.0	89%
Fees from midstream services	265.0	269.2	(4.2)	(2%)
Total revenues	3,632.7	2,048.9	1,583.8	77%
Product purchases and fuel (1)	2,836.3	1,202.1	1,634.2	136%
Gross margin (2)	796.4	846.8	(50.4)	(6%)
Operating expenses (1)	171.1	180.8	(9.7)	(5%)
Operating margin (2)	625.3	666.0	(40.7)	(6%)
Depreciation and amortization expense	216.2	239.1	(22.9)	(10%)
General and administrative expense	61.4	60.5	0.9	1%
Impairment of long-lived assets	—	2,442.8	(2,442.8)	(100%)
Other operating (income) expense	3.6	1.1	2.5	227%
Income (loss) from operations	344.1	(2,077.5)	2,421.6	117%
Interest expense, net	(98.4)	(98.0)	(0.4)	—
Equity earnings (loss)	11.8	20.6	(8.8)	(43%)
Gain (loss) from financing activities	(14.7)	39.3	(54.0)	(137%)
Other, net	0.1	—	0.1	—
Income tax (expense) benefit	(15.0)	295.3	(310.3)	(105%)
Net income (loss)	227.9	(1,820.3)	2,048.2	113%
Less: Net income (loss) attributable to noncontrolling interests	81.5	(82.5)	164.0	199%
Net income (loss) attributable to Targa Resources Corp.	146.4	(1,737.8)	1,884.2	108%
Dividends on Series A Preferred Stock	21.8	22.9	(1.1)	(5%)
Deemed dividends on Series A Preferred Stock	—	9.0	(9.0)	(100%)
Net income (loss) attributable to common shareholders	$124.6	$(1,769.7)	$1,894.3	107%
Financial data:
Adjusted EBITDA (2)	$515.7	$428.1	$87.6	20%
Distributable cash flow (2)	397.4	301.9	95.5	32%
Free cash flow (2)	336.4	40.7	295.7	NM

(1)

Beginning in 2021, the Company reclassified certain fuel and power costs previously included in Operating expenses to Product purchases and fuel to better reflect the direct relationship of these costs to Targa’s revenue-generating activities and align with the Company’s evaluation of the performance of the business.

(2)	Gross margin, operating margin, Adjusted EBITDA, distributable cash flow and free cash flow are non-GAAP financial measures and are discussed under “Non-GAAP Financial Measures.”
NM	Due to a low denominator, the noted percentage change is disproportionately high and as a result, considered not meaningful.

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The increase in commodity sales reflects higher NGL, natural gas and condensate prices ($1,869.3 million) and higher NGL volumes ($162.9 million), partially offset by lower crude marketing, petroleum product, natural gas and condensate volumes ($149.8 million) and the unfavorable impact of hedges ($294.6 million).

The increase in product purchases and fuel reflects higher NGL, natural gas and condensate prices and higher NGL volumes, partially offset by lower crude marketing, petroleum product, natural gas and condensate volumes.

The lower gross margin and operating margin in 2021 reflect lower Other segment results from the Company’s commodity derivative mark-to-market activity. The lower gross margin and operating margin are partially offset by both increased Gathering and Progressing and Logistics and Transportation segment results. See “—Review of Segment Performance” for additional information regarding changes in operating margin and gross margin on a segment basis.

Depreciation and amortization expense decreased primarily due to a lower depreciable base associated with assets that were impaired during the first quarter of 2020 and the sale of assets in Channelview, Texas in October 2020. The decrease in depreciation and amortization expense was partially offset by higher depreciation related to major growth capital projects placed in service, including the Company’s two new 110 MBbl/d fractionation trains in Mont Belvieu, Texas (“Train 7” and “Train 8”) and the additional processing plants and associated infrastructure in the Permian Basin.

In 2020, the Company recognized a non-cash pre-tax impairment charge of $2,442.8 million, primarily associated with the partial impairment of certain gas processing facilities and gathering systems associated with the Company’s Central operations and full impairment of the Company’s Coastal operations.

Other operating (income) expense in 2021 and 2020 consisted primarily of write-downs of certain assets to their recoverable amounts.

The decrease in equity earnings is primarily due to lower earnings from the Company’s investments in Gulf Coast Fractionators (“GCF”), Gulf Coast Express Pipeline LLC (“GCX”), Cayenne Pipeline, LLC (“Cayenne”) and Little Missouri 4 LLC (“Little Missouri 4”).

During 2021, the Partnership redeemed the 5⅛% Notes, the TPL 4¾% Senior Notes due 2021 and the TPL 5⅞% Senior Notes due 2023, resulting in a $14.7 million net loss from financing activities. During 2020, the Partnership repurchased a portion of its outstanding senior notes on the open market, resulting in a $39.3 million net gain from financing activities.

The increase in income tax expense is primarily due to an increase in pre-tax book income, partially offset by a decrease in valuation allowance.

Net income attributable to noncontrolling interests was higher in 2021 primarily due to impairment losses allocated to noncontrolling interest holders in the first quarter of 2020 and higher income allocated to noncontrolling interest holders in the Venice Energy Services Company, L.L.C. joint venture, Grand Prix Pipeline LLC (“Grand Prix Joint Venture”) and a development joint venture with investment vehicles affiliated with Stonepeak Infrastructure Partners (“Stonepeak”) to fund portions of the Grand Prix NGL Pipeline (“Grand Prix DevCo JV”). The increase in net income attributable to noncontrolling interests was partially offset by lower income allocated to Cedar Bayou Fractionators and the redemption of the Partnership’s preferred units in December 2020.

Dividends on Series A Preferred Stock decreased due to the partial repurchase of the Company’s Series A Preferred Stock in December 2020.

Deemed dividends on Series A Preferred Stock decreased due to the adoption of Accounting Standards Update 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which no longer requires the discount accretion related to beneficial conversion feature as a deemed dividend.

Review of Segment Performance

The following discussion of segment performance includes inter-segment activities. The Company views segment operating margin and gross margin as important performance measures of the core profitability of its operations. These measures are key components of internal financial reporting and are reviewed for consistency and trend analysis. For a discussion of operating margin and gross margin, see “Non-GAAP Financial Measures ― Operating Margin” and “Non-GAAP Financial Measures ― Gross Margin.” Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation.

The Company operates in two primary segments: (i) Gathering and Processing; and (ii) Logistics and Transportation.

Gathering and Processing Segment

The Gathering and Processing segment includes assets used in the gathering and/or purchase and sale of natural gas produced from oil and gas wells, removing impurities and processing this raw natural gas into merchantable natural gas by extracting NGLs; and assets used for the gathering and terminaling and/or purchase and sale of crude oil. The Gathering and Processing segment's assets are located in the Permian Basin of West Texas and Southeast New Mexico (including the Midland, Central and Delaware Basins); the Eagle Ford Shale in South Texas; the Barnett Shale in North Texas; the Anadarko, Ardmore, and Arkoma Basins in Oklahoma (including the SCOOP and STACK) and South Central Kansas; the Williston Basin in North Dakota (including the Bakken and Three Forks plays); and the onshore and near offshore regions of the Louisiana Gulf Coast and the Gulf of Mexico.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2021	2020	2021 vs. 2020
	(In millions, except operating statistics and price amounts)
Gross margin (1)	$380.6	$367.8	$12.8	4%
Operating expenses (1)	105.5	112.1	(6.6)	(6%)
Operating margin	$275.1	$255.7	$19.4	8%
Operating statistics (2):
Plant natural gas inlet, MMcf/d (3), (4)
Permian Midland (5)	1,658.3	1,655.0	3.3	—
Permian Delaware	737.6	727.0	10.6	1%
Total Permian	2,395.9	2,382.0	13.9

SouthTX	176.4	286.3	(109.9)	(38%)
North Texas	175.4	223.4	(48.0)	(21%)
SouthOK	375.2	564.0	(188.8)	(33%)
WestOK	202.7	291.6	(88.9)	(30%)
Total Central	929.7	1,365.3	(435.6)

Badlands (6)	134.9	159.7	(24.8)	(16%)
Total Field	3,460.5	3,907.0	(446.5)

Coastal	652.6	784.7	(132.1)	(17%)

Total	4,113.1	4,691.7	(578.6)	(12%)
NGL production, MBbl/d (4)
Permian Midland (5)	237.0	244.9	(7.9)	(3%)
Permian Delaware	96.5	96.3	0.2	—
Total Permian	333.5	341.2	(7.7)

SouthTX	17.6	28.2	(10.6)	(38%)
North Texas	19.2	26.3	(7.1)	(27%)
SouthOK	43.8	66.8	(23.0)	(34%)
WestOK	16.1	23.2	(7.1)	(31%)
Total Central	96.7	144.5	(47.8)

Badlands	15.5	18.1	(2.6)	(14%)
Total Field	445.7	503.8	(58.1)

Coastal	40.0	48.8	(8.8)	(18%)

Total	485.7	552.6	(66.9)	(12%)
Crude oil, Badlands, MBbl/d	136.2	177.1	(40.9)	(23%)
Crude oil, Permian, MBbl/d	34.9	50.9	(16.0)	(31%)
Natural gas sales, BBtu/d (4)	1,956.0	2,157.2	(201.2)	(9%)
NGL sales, MBbl/d (4)	349.0	433.5	(84.5)	(19%)
Condensate sales, MBbl/d	15.2	18.6	(3.4)	(18%)
Average realized prices - inclusive of hedges (7):
Natural gas, $/MMBtu	2.51	0.93	1.58	170%
NGL, $/gal	0.46	0.22	0.24	109%
Condensate, $/Bbl	46.80	43.95	2.85	6%

(1)

Beginning in 2021, the Company reclassified certain fuel and power costs previously included in Operating expenses to Product purchases and fuel to better reflect the direct relationship of these costs to Targa’s revenue-generating activities and align with the Company’s evaluation of the performance of the business.

(2)

Segment operating statistics include the effect of intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the quarter.

(3)	Plant natural gas inlet represents the Company’s undivided interest in the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant, other than Badlands.
(4)	Plant natural gas inlet volumes and gross NGL production volumes include producer take-in-kind volumes, while natural gas sales and NGL sales exclude producer take-in-kind volumes.
(5)

Permian Midland includes operations in WestTX, of which the Company owns 72.8%, and other plants that are owned 100% by the Company. Operating results for the WestTX undivided interest assets are presented on a pro-rata net basis in the Company’s reported financials.

(6)	Badlands natural gas inlet represents the total wellhead volume and includes the Targa volumes processed at the Little Missouri 4 plant.
(7)

Average realized prices include the effect of realized commodity hedge gain/loss attributable to the Company’s equity volumes, previously shown in Other. The price is calculated using total commodity sales plus the hedge gain/loss as the numerator and total sales volume as the denominator.

The following table presents the realized commodity hedge gain/(loss) attributable to the Company’s equity volumes that are included in the gross margin of Gathering and Processing segment:

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
	(In millions, except volumetric data and price amounts)
	Volume Settled	Price Spread (1)	Gain (Loss)	Volume Settled	Price Spread (1)	Gain (Loss)
Natural gas (BBtu)	18.0	$0.72	$(12.8)	15.7	$0.95	$15.0
NGL (MMgal)	122.7	(0.19)	(22.9)	95.6	0.18	17.5
Crude oil (MBbl)	0.5	(4.00)	(2.2)	0.5	12.08	5.5
			$(37.9)			$38.0

(1)	The price spread is the differential between the contracted derivative instrument pricing and the price of the corresponding settled commodity transaction.

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The increase in gross margin was primarily due to higher realized commodity prices and higher Permian fee-based margin and was partially offset by the short-term operational disruption and impacts associated with a major winter storm during the first quarter of 2021. The winter storm affected regions across Texas, Oklahoma and Louisiana and reduced the Company’s Permian and Central region volumes, which subsequently returned to pre-storm levels later in the quarter. In the Permian, volumes were relatively flat, despite the short-term effects of the winter storm, while Central region volumes decreased due to continued low activity levels and the short-term effects of the winter storm. In the Badlands, volumes decreased due to reduced producer activity. In the Coastal region, volumes decreased due to continued low activity levels and the impacts of the winter storm.

Despite the addition of the Peregrine and Gateway processing facilities in the Permian, operating expenses were lower due to cost reduction measures that resulted in a decrease in chemicals, materials and contract labor expenses.

Logistics and Transportation Segment

The Logistics and Transportation segment includes the activities and assets necessary to convert mixed NGLs into NGL products and also includes other assets and value-added services such as transporting, storing, fractionating, terminaling, and marketing of NGLs and NGL products, including services to liquefied petroleum gas exporters and certain natural gas supply and marketing activities in support of the Company’s other businesses. The Logistics and Transportation segment also includes Grand Prix, which connects the Company’s gathering and processing positions in the Permian Basin, Southern Oklahoma and North Texas with the Company’s downstream facilities in Mont Belvieu, Texas, as well as the Company’s equity interest in GCX, a natural gas pipeline connecting the Waha hub in West Texas and other receipt points, including many of the Company’s Midland Basin processing facilities, to Agua Dulce in South Texas and other delivery points. The associated assets, including these pipelines, are generally connected to and supplied in part by the Company’s Gathering and Processing segment and, except for the pipelines and smaller terminals, are located predominantly in Mont Belvieu and Galena Park, Texas, and in Lake Charles, Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2021	2020	2021 vs. 2020
	(In millions, except operating statistics)
Gross margin (1)	$414.5	$363.6	$50.9	14%
Operating expenses (1)	65.8	69.6	(3.8)	(5%)
Operating margin	$348.7	$294.0	$54.7	19%
Operating statistics MBbl/d (2):
Pipeline throughput (3)	342.5	261.7	80.8	31%
Fractionation volumes	545.8	625.3	(79.5)	(13%)
Export volumes (4)	283.3	268.9	14.4	5%
NGL sales	886.2	748.2	138.0	18%

(1)

Beginning in 2021, the Company reclassified certain fuel and power costs previously included in Operating expenses to Product purchases and fuel to better reflect the direct relationship of these costs to Targa’s revenue-generating activities and align with the Company’s evaluation of the performance of the business.

(2)

Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the period and the denominator is the number of calendar days during the period.

(3)	Pipeline throughput represents the total quantity of mixed NGLs delivered by Grand Prix to Mont Belvieu.
(4)	Export volumes represent the quantity of NGL products delivered to third-party customers at the Company’s Galena Park Marine Terminal that are destined for international markets.

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The increase in gross margin was primarily due to higher marketing margin and higher pipeline throughput, despite the short-term operational disruptions and impacts associated with a major winter storm during the first quarter of 2021, partially offset by lower LPG export margin. The winter storm affected regions across Texas, Oklahoma and Louisiana and reduced our downstream system volumes, which subsequently returned to pre-storm levels later in the quarter. Marketing margin increased due to higher optimization margin. Pipeline volumes were driven by higher supply volume primarily from the addition of new Permian processing plants in 2020, while lower fractionation volumes were largely due to the short-term operational disruption and impacts associated with the winter storm.

Operating expenses were lower in the first quarter of 2021 due to cost reduction measures, partially offset by higher taxes primarily due to system expansions that occurred throughout 2020.

Other

	Three Months Ended March 31,
	2021	2020	2021 vs. 2020
	(In millions)
Gross margin	$1.5	$116.3	$(114.8)
Operating margin	$1.5	$116.3	$(114.8)

Other contains the results of commodity derivative activity mark-to-market gains/losses related to derivative contracts that were not designated as cash flow hedges. The Company has entered into derivative instruments to hedge the commodity price associated with a portion of the Company’s future commodity purchases and sales and natural gas transportation basis risk within the Company’s Logistics and Transportation segment.

About Targa Resources Corp.

Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent midstream infrastructure companies in North America. The Company owns, operates, acquires and develops a diversified portfolio of complementary midstream infrastructure assets. The Company is primarily engaged in the business of: gathering, compressing, treating, processing, transporting and purchasing and selling natural gas; transporting, storing, fractionating, treating and purchasing and selling NGLs and NGL products, including services to LPG exporters; and gathering, storing, terminaling and purchasing and selling crude oil.

For more information, please visit the Company’s website at www.targaresources.com.

Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measures: Adjusted EBITDA, distributable cash flow, free cash flow, gross margin and operating margin. The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. These non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

The Company utilizes non-GAAP measures to analyze the Company’s performance. Gross margin, operating margin, Adjusted EBITDA, distributable cash flow, and free cash flow are non-GAAP measures. The GAAP measure most directly comparable to these non-GAAP measures is net income (loss) attributable to TRC. These non-GAAP measures should not be considered as an alternative to GAAP net income attributable to TRC and have important limitations as analytical tools. Investors should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Additionally, because the Company’s non-GAAP measures exclude some, but not all, items that affect net income, and are defined differently by different companies within the Company’s industry, the Company’s definitions may not be comparable with similarly titled measures of other companies, thereby diminishing their utility. Management compensates for the limitations of the Company’s non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into the Company’s decision-making processes.

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) attributable to TRC before interest, income taxes, depreciation and amortization, and other items that the Company believes should be adjusted consistent with the Company’s core operating performance. The adjusting items are detailed in the Adjusted EBITDA reconciliation table and its footnotes. Adjusted EBITDA is used as a supplemental financial measure by the Company and by external users of the Company’s financial statements such as investors, commercial banks and others to measure the ability of the Company’s assets to generate cash sufficient to pay interest costs, support the Company’s indebtedness and pay dividends to the Company’s investors.

Distributable Cash Flow and Free Cash Flow

The Company defines distributable cash flow as Adjusted EBITDA less distributions to TRP preferred limited partners, cash interest expense on debt obligations, cash tax (expense) benefit and maintenance capital expenditures (net of any reimbursements of project costs). The Preferred Units that were issued by the Partnership in October 2015 were redeemed in December 2020, and are no longer outstanding as of March 31, 2021. The Company defines free cash flow as distributable cash flow less growth capital expenditures, net of contributions from noncontrolling interest and net contributions to investments in unconsolidated affiliates. Distributable cash flow and free cash flow are performance measures used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess the Company’s ability to generate cash earnings (after servicing the Company’s debt and funding capital expenditures) to be used for corporate purposes, such as payment of dividends, retirement of debt or redemption of other financing arrangements.

The following table presents a reconciliation of net income attributable to TRC to Adjusted EBITDA, Distributable Cash Flow and Free Cash Flow for the periods indicated:

	Three Months Ended March 31,
	2021	2020
	(In millions)
Reconciliation of Net Income (Loss) attributable to TRC to Adjusted EBITDA, Distributable Cash Flow and Free Cash Flow
Net income (loss) attributable to TRC	$146.4	$(1,737.8)
Income attributable to TRP preferred limited partners	—	2.8
Interest (income) expense, net	98.4	98.0
Income tax expense (benefit)	15.0	(295.3)
Depreciation and amortization expense	216.2	239.1
Impairment of long-lived assets	—	2,442.8
(Gain) loss on sale or disposition of business and assets	—	0.6
Write-down of assets	3.5	—
(Gain) loss from financing activities (1)	14.7	(39.3)
Equity (earnings) loss	(11.8)	(20.6)
Distributions from unconsolidated affiliates and preferred partner interests, net	33.3	25.7
Compensation on equity grants	15.0	17.0
Risk management activities	(1.5)	(115.5)
Noncontrolling interests adjustments (2)	(13.5)	(189.4)
TRC Adjusted EBITDA	$515.7	$428.1
Distributions to TRP preferred limited partners	—	(2.8)
Interest expense on debt obligations (3)	(98.8)	(97.1)
Maintenance capital expenditures	(20.9)	(26.8)
Noncontrolling interests adjustments of maintenance capital expenditures	1.9	0.5
Cash taxes	(0.5)	—
Distributable Cash Flow	$397.4	$301.9
Growth capital expenditures, net (4)	(61.0)	(261.2)
Free Cash Flow	$336.4	$40.7

(1)	Gains or losses on debt repurchases or early debt extinguishments.
(2)	Noncontrolling interest portion of depreciation and amortization expense (including the effects of the impairment of long-lived assets on non-controlling interests).
(3)	Excludes amortization of interest expense.
(4)	Represents growth capital expenditures, net of contributions from noncontrolling interests and net contributions to investments in unconsolidated affiliates.

Gross Margin

The Company defines gross margin as revenues less product purchases and fuel. It is impacted by volumes and commodity prices as well as by the Company’s contract mix and commodity hedging program.

Gathering and Processing segment gross margin consists primarily of:

•	service fees related to natural gas and crude oil gathering, treating and processing; and
•	revenues from the sale of natural gas, condensate, crude oil and NGLs less producer payments, natural gas and crude oil purchases, and the Company's equity volume hedge settlements.

Logistics and Transportation segment gross margin consists primarily of:

•	service fees (including the pass-through of energy costs included in fee rates);
•	system product gains and losses; and
•	NGL and natural gas sales, less NGL and natural gas purchases, fuel, third-party transportation costs and the net inventory change.

The gross margin impacts of mark-to-market hedge unrealized changes in fair value are reported in Other.

Operating Margin

Operating margin is defined as gross margin less operating expenses. Operating margin is an important performance measure of the core profitability of the Company’s operations.

Management reviews business segment gross margin and operating margin monthly as a core internal management process. The Company believes that investors benefit from having access to the same financial measures that management uses in evaluating its operating results. Gross margin and operating margin provide useful information to investors because they are used as supplemental financial measures by management and by external users of the Company’s financial statements, including investors and commercial banks, to assess:

•	the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;
•	the Company’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of capital expenditure projects and acquisitions and the overall rates of return on alternative investment opportunities.

The following table presents a reconciliation of net income of the Company to operating margin and gross margin for the periods indicated:

	Three Months Ended March 31,
	2021	2020
	(In millions)
Reconciliation of Net Income (Loss) attributable to TRC to Operating Margin and Gross Margin
Net income (loss) attributable to TRC	$146.4	$(1,737.8)
Net income (loss) attributable to noncontrolling interests	81.5	(82.5)
Net income (loss)	227.9	(1,820.3)
Depreciation and amortization expense	216.2	239.1
General and administrative expense	61.4	60.5
Impairment of long-lived assets	—	2,442.8
Interest (income) expense, net	98.4	98.0
Equity (earnings) loss	(11.8)	(20.6)
Income tax expense (benefit)	15.0	(295.3)
(Gain) loss on sale or disposition of business and assets	—	0.6
Write-down of assets	3.5	—
(Gain) loss from financing activities	14.7	(39.3)
Other, net	—	0.5
Operating margin	$625.3	$666.0
Operating expenses	171.1	180.8
Gross margin	$796.4	$846.8

The following table presents a reconciliation of estimated net income of the Company to estimated Adjusted EBITDA for 2021:

2021E
(In millions)
Reconciliation of Estimated Net Income attributable to TRC to
Estimated Adjusted EBITDA
Net income attributable to TRC	$435.0
Interest expense, net	375.0
Income tax expense	90.0
Depreciation and amortization expense	870.0
Equity earnings	(60.0)
Distributions from unconsolidated affiliates and preferred partner interests, net	115.0
Compensation on equity grants	60.0
Risk management activities and other	15.0
Noncontrolling interest adjustments (1)	(50.0)
TRC Estimated Adjusted EBITDA	$1,850.0

(1)	Noncontrolling interest portion of depreciation and amortization expense.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Company’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the timing and success of business development efforts, and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact the Company's investor relations department by email at InvestorRelations@targaresources.com or by phone at (713) 584-1133.

Sanjay Lad

Vice President, Finance & Investor Relations

Jennifer Kneale

Chief Financial Officer